Exhibit 5.1

201 South Main Street Suite 1800 Salt Lake City, Utah 84111-2218 Post Office Box 45898 Salt Lake City, Utah 84145-0898 Telephone 801 532-1234 Facsimile 801 536-6111	Mark E. Lehman Direct Dial (801) 532-1234 E-Mail MLehman@parsonsbehle.coml

April 28, 2010

Board of Directors

inContact, Inc.

7730 S. Union Park Ave., Suite 500

Midvale, Utah 84047

Re:	Registration Statement on Form S-3

Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about April 28, 2010, with respect to the registration under the Securities Act of 1933, as amended, of a total of 3,428,571 shares of common stock (the “Shares”).

All of the Shares are to be offered for sale by, and for the benefit of, the Selling Security Holders named in the Registration Statement. The Shares are to be sold from time to time in the public market at prevailing prices or as otherwise described in the Registration Statement.

As your legal counsel, we have examined the proceedings taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares are legally and validly issued, fully paid, and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

Sincerely,

/s/ Parsons Behle & Latimer

Parsons Behle & Latimer

MEL/cm